Exhibit (a)(47)

May 9, 2007

1

Safe Harbor Disclosure

Forward Looking Information

Certain of the statements contained herein should be considered “forward-looking statements,” including, except in connection with the Offer (as defined below) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may”, “will”, “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan, “ “guidance,” “outlook,” “could, “ “should,” “continue” and similar terms used in connection with statements regarding the outlook of AirTran Holdings, Inc., (the “Company” or “AirTran”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving Midwest Air Group, Inc. (“Midwest”) and the Company, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the Company’s ability to achieve the synergies anticipated as a result of the potential business combination transaction involving Midwest and to achieve those synergies in a timely manner; the Company’s ability to integrate the management, operations and labor groups of the Company and Midwest; the impact of high fuel costs; significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; the Company’s ability to attract and retain qualified personnel; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the U.S. military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; adequacy of insurance coverage; reliance on automated systems and the potential impact of any failure or disruption of these systems; the potential impact of future significant operating losses; the Company’s ability to obtain and maintain commercially reasonable terms with vendors and service providers and its reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; the Company’s ability to use pre-merger net operating losses and certain tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in-court or out-of-court restructuring by major airlines and industry consolidation; interruptions or disruptions in service at one or more of the Company’s hub airports; weather conditions; the impact of fleet concentration and increased maintenance costs as aircraft age and utilization increases; the Company’s ability to maintain adequate liquidity; the Company’s ability to maintain contracts that are critical to its operations; the Company’s fixed obligations and its ability to obtain and maintain financing for operations, aircraft financing and other purposes; changes in prevailing interest rates; the Company’s ability to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the Company’s ability to attract and retain customers; the cyclical nature of the airline industry; economic conditions; and other risks and uncertainties listed from time to time in the Company’s reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. Subject to the Company’s obligation under Rule 14d-6(c) to promptly disclose any material change in the Offer to Exchange and related materials, AirTran assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, which is available at www.sec.gov and at www.AirTran.com.

2

Safe Harbor Disclosure

Additional Information

This document relates, in part, to the offer (the “Offer”) by AirTran, through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest “), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on May 16, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are Exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a preliminary proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the Information Agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2007 annual meeting of shareholders. Information about the directors and officers of Galena and the three nominees is set forth in the Preliminary Proxy Statement and, in each case, will be contained in the Proxy Statement to be mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

3

Tender Offer Overview

Offer Price Represents: $15.85 per share as of May 8, 2007

Per Share Consideration: $9.00 in cash; 0.5842 shares of AAI Stock

Premium: 93% to 30 Day Avg.(1)

75% to day prior to announcement (12/12/06)

Conditions: Tender of a majority of Midwest shares on fully diluted basis. Satisfy the provisions of the Wisconsin Control Share Act and Wisconsin Business Combination statute as well as customary regulatory approval.

Poison pill disarmed by Midwest board.

Offer Expiration: May 16, 2007

Financial Advisors: Morgan Stanley, Credit Suisse

For additional information or questions contact Innisfree M&A , Inc. at 877-456-3422 or see www.sec.gov

(1)	Premiums as of the date of original offer, October 20, 2006
4

Midwest Air Group Today

5

Midwest Has Not Been Able to Sustain Profits

Midwest Airlines Quarterly Operating Profit / Loss

($000s)

15,000 10,000 5,000 0 (5,000) (10,000) (15,000) (20,000)

4Q00 2Q01 4Q01 2Q02 4Q02 2Q03 4Q03 2Q04 4Q04 2Q05 4Q05 2Q06 4Q06 1Q07(1)

Cumulative Net Operating Loss of Nearly $200 million Since 4th Quarter of 2000

Source: MEH 10Q Filings

(1)	Excludes $19.9MM of gain from fuel hedges
6

Midwest Trading Performance Vastly Different From Its Peers

On December 12, 2006, the day prior to announcement, Midwest’s stock closed at $9.08 per share

30 day average prior to the date of the original offer on October 20, 2006 was $8.21

In the two months since announcement, the AMEX Airline Index is down 12%; On that basis, Midwest would be trading at $8.00 per share

Even if an index of the low cost carriers were used, Midwest would trade at $8.58

Indicative Midwest Share Price

($)

16 14 12 10 8 6

$13.25 Offer

Initial Offer $9.08

$15.00 Offer

$14.15

$8.00 Based on XAL

12/12/06 12/22/06 1/8/07 1/19/07 1/31/07 2/12/07 2/23/07 3/7/07 3/19/07 3/29/07 4/11/07 4/23/07 5/3/07 5/8/07

Midwest

Note:

(1)	30 Day Avg Price prior to October 20th offer
(2)	LCCs include Frontier, WestJet, JetBlue and Southwest.
7

Midwest Guidance Lowered By ± 20% In 90 Days

2007 Estimated Midwest EPS

($)

2.00 1.50 1.00 0.50 0.00

>$1.70

MEH Forecast

$1.50

$1.30

Revised MEH Forecast

$1.30

$1.14

Jan-2007 Apr-2007 Baird Raymond James

8

Midwest Lacks Resources to Grow Successfully

Network

Highly concentrated with a single hub (Northwest expected to emerge from Chapter 11 in June 2007)

Inability to stimulate traffic (Flint–Atlanta; Newport News–Atlanta)

Fleet

B717 lacks national range

MD-80s are inefficient

50 seat regional jets are a poor match for low cost competition (e.g. Independence Air)

New jet aircraft have limited availability and at a much higher cost in today’s market

Financial

While costs are improved, still inferior to low cost rivals Seat re-configuration alone not enough Smaller scale of operations and lower purchasing power

Limited and inconsistent profitability to fund growth

AirTran – Midwest Opportunity

AirTran and Midwest Can Accomplish More Together Than Either Can Independently

Combined airline will create a stronger and more flexible competitor

Upper Midwest hub complements AirTran’s east coast presence

Combined network strengthens position in key markets

Amid industry consolidation, scale will provide competitive advantage

Growth can be accomplished with benefits for all Midwest stakeholders

Shareholders receive significant premium and stock in new company

Employees realize increased growth opportunities and job security

Customers gain access to extended flight network

Communities benefit from increased jobs and presence of larger carrier Improved profit opportunities through numerous revenue and cost synergies

Greater Milwaukee and State of Wisconsin Derive Substantial Economic Benefit from a Combination

Consumer Savings on air travel across the state of Wisconsin per year

$363 million

New Visitors stimulated by lower fares and increased service

4	million

Airport Fees resulting from higher departure levels

$11 million

Concession Revenue resulting from increased passenger volumes

$18 million

Non-Airport spending on goods and services by new visitors

$467 million

New Jobs created by 22 additional aircraft deployed at the Milwaukee hub

1,100+

Increased Payroll

$30 million

Payroll Taxes

$2 million

A larger and stronger Milwaukee hub produces direct economic benefit to the community through expanded flights, lower fares, increased passengers levels and increased employment

Greater Kansas City, Kansas, and Missouri Derive Substantial Economic Benefit As Well

Increased flight activity and lower fares will stimulate passenger growth and facilitate economic development in the Kansas City region and across both states

Total economic benefit of increased travel and related spending in the Greater Kansas City area will be > $500 million annually by 2009

AirTran will:

Increase daily departures by over 70%;

Daily seat capacity will more than double; and

Twelve additional destinations will be added to the Kansas City hub

The increase in flight activity will require at least 11 additional aircraft dedicated to the Kansas City hub and the hiring of > 494 new employees

132 pilots, 198 flight attendants, 33 mechanics, 117 customer service personnel, and 14 management staff

AirTran will also look into establishing a call center in the Kansas City area

Midwest’s Alternative

Is Midwest’s Growth Plan Working?

After one year of modest profitability (2006 operating profit of less than $600,000 and operating margin of less than 1%), Midwest has rapidly accelerated their growth

Despite easy comparisons and slower growth, Q1 results fell behind last year

Remaining 2007 quarters face significantly higher execution risk

New cities

New aircraft type with higher unit costs (Midwest now has five fleet types)

Higher capacity growth

What will be the effect of an emboldened Northwest Airlines ready to come out of bankruptcy?

Midwest’s Investor Choice

($)

16.00 12.00 8.00 4.00 0.00

Offer as of 5/8/07

Midwest Pre-Offer 12/12/06

XAL Implied Price

$15.85

$9.00 + 0.5842

AirTran Shares

$9.08

(43%)

$8.00

(50%)

An Independent Voice on Midwest’s Board

John Albertine

Chairman, CEO & Founder of Albertine Enterprises

Principal & Founder of JJ&B, LLC Investment Bank

Executive Chairman of Global Delta

Chairman of the Board of Integral Systems Inc.

Director of Kadant Inc.

Vice-Chairman of the Board of Trustees of the Virginia Retirement System

Former President of the American Business Conference

Former Head of the Presidential Aviation Safety Commission

Jeff Erickson

Current Director, Former President & CEO of Atlas Air Worldwide Holdings

Former President & CEO of TransWorld Airlines

Former President & CEO of Reno Air

Former President & COO of Midway Airlines

Charles Kalmbach

Vice Chairman of The University Medical Center at Princeton University

Chairman of the Audit Committee of The Resources for the Future

President & CEO of DBM, Inc.

Former Senior Vice President and Chief Administrative Officer of Princeton University

Former Global Practice Managing Partner for Accenture

Former Managing Partner for Price Waterhouse

What Should Midwest Investors Do?

Buy more shares

Tender your shares by May 16th

Contact Midwest’s Board of Directors

Send letters to Midwest’s Board / Management

Vote for the Alternate Board Slate by June 14th (record date May 11th)